Exhibit 10.2

KENNEDY-WILSON HOLDINGS, INC.
SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), is made effective as of January 24, 2019 (the “Effective Date”), by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and [___________] (the “Awardee”).
WITNESSETH:
WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (as may be amended from time to time, the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and
WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock Units (“Restricted Stock Units”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided.
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:
1.Definitions.
To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.
2.    Award of Restricted Stock Units.
The Committee hereby awards to the Awardee [_______] Restricted Stock Units. All such Restricted Stock Units shall be subject to the restrictions and forfeiture provisions contained in Sections 3, 4 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto. As of the date on which a Restricted Stock Unit vests, subject to the satisfaction of the applicable vesting requirements provided in this Agreement, such vested Restricted Stock Unit represents the right to receive payment, in accordance with Section 5 below, in the form of one (1) share of Common Stock. Unless and until a Restricted Stock Unit vests, the Awardee will have no right to payment in respect of any such Restricted Stock Unit. Prior to actual payment in respect of any vested Restricted Stock Unit, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting.
Subject to Sections 4 and 6 below, and pursuant to the terms of this Agreement and the Plan (and as summarized on Exhibit A attached hereto), up to one-third (1/3rd) of the Restricted Stock Units subject hereto shall be eligible to vest and no longer be subject to Restrictions on each Vesting Date to the extent that the Company’s Return on Equity goals set forth on Exhibit A attached hereto are satisfied for the applicable Performance Year (each such term as defined below), subject to the Awardee being an employee of the Company or an Affiliate thereof through the applicable Vesting Date. As soon as reasonably practicable following the end of each Performance Year (but in no event earlier than the first anniversary of the Effective Date (with respect to the first Performance Year) or later than thirty (30) days after the end of the Performance Year), the Committee shall determine (each such date of determination by the Committee, a “Vesting Date”) the Company’s Return on Equity for the applicable Performance Year, the Vesting Percentage with respect to such Performance Year and the number of Restricted Stock Units subject hereto that have become vested and no longer subject to Restrictions as of the Vesting Date (which shall be determined by multiplying one-third (1/3rd) of the total Restricted Stock Units subject hereto by the applicable Vesting Percentage, with any fractional Restricted Stock Unit rounded as determined by the Company). To the extent that any Restricted Stock Units subject to vesting on a particular Vesting Date have not become vested and no longer subject to Restrictions as of such Vesting Date for any reason, such Restricted Stock Units shall immediately be forfeited as of such date without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
Notwithstanding the foregoing, in the event that a Change of Control occurs prior to the end of any Performance Year and the Awardee remains in continued employment with the Company or an Affiliate thereof until at least immediately prior to the Change of Control, a number of Restricted Stock Units equal to the product of (x) the number of then-outstanding Restricted Stock Units multiplied by (y) the Vesting Percentage calculated assuming that the Company’s Return on Equity for each remaining applicable Performance Year is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Stock Unit rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions as of the date of such Change of Control.
For purposes of this Agreement, the following terms shall have their respective meanings set forth below:
(a)    “Adjusted Net Income” (after subtraction of the Bonus Pool for the applicable Performance Year) equals, for any Performance Year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income from unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization.
(b)    “Average Book Equity” equals, with respect to any Performance Year, the average of the beginning balances (of each calendar quarter during such year, i.e., January 1, April 1, July 1, October 1) of the Company’s shareholders’ equity less goodwill, determined in accordance with generally accepted accounting principles.
(c)    “Bonus Pool” means, with respect to any Performance Year, the Company’s cash bonus pool for such year, as determined by the Committee. The Bonus Pool shall not include any long-term cash bonus awards granted by the Company outside of its annual short-term incentive program and commonly referred to by the Company as Long-Term Bonus awards.

(d)    “Performance Year” shall mean each of the Company’s fiscal year ending December 31, 2019, the Company’s fiscal year ending December 31, 2020 and the Company’s fiscal year ending December 31, 2021.
(e)    “Return on Equity” means, for any Performance Year, the ratio of Adjusted Net Income (after subtraction of the Bonus Pool for the applicable year) for such Performance Year to the Company’s Average Book Equity for such Performance Year.
(f)    “Vesting Percentage” means, with respect to any Performance Year, the “Vesting Percentage” determined in accordance with Exhibit A attached hereto, which is a function of the Company’s Return on Equity for such Performance Year.
4.    Termination of Employment.
Notwithstanding the foregoing, the following provisions shall apply in the event that the Awardee’s employment with the Company and its Affiliates terminates prior to the Awardee’s fully satisfying any of the vesting requirements set forth in Section 3:
(a)    Subject to Section 4(b) below, if the Awardee’s employment with the Company and its Affiliates shall be terminated by reason of the Awardee’s death or Total and Permanent Disability, in any such event, all then-unforfeited Restricted Stock Units subject to vesting thereafter shall remain outstanding and be eligible to become vested and no longer subject to Restrictions on each subsequent Vesting Date to the extent that the Company’s Return on Equity goals set forth on Exhibit A attached hereto are satisfied for the applicable Performance Year (as determined in accordance with Exhibit A and Section 3 above) and without regard to the requirement the Awardee be an employee of the Company and/or its Affiliates as of the Vesting Date. To the extent that any Restricted Stock Units subject to vesting on such Vesting Date do not become vested and no longer subject to Restrictions as of such Vesting Date for any reason, such Restricted Stock Units shall immediately be forfeited as of such date without consideration therefor and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
(b)    Notwithstanding anything to the contrary in this Section 4, if (i) the Awardee’s employment with the Company and its Affiliates terminates due to the Awardee’s death or Total and Permanent Disability and (ii) a Change of Control occurs following such termination of employment but prior to the end of any Performance Year ending after the date of such termination of employment, a number of Restricted Stock Units equal to the product of (x) the number of then-outstanding Restricted Stock Units multiplied by (y) the Vesting Percentage calculated assuming that the Company’s Return on Equity for each applicable Performance Year is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Stock Unit rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions, as of the date of such Change of Control.
(c)    If the Awardee’s employment with the Company and its Affiliates shall be terminated for any reason other than as set forth in Section 4(a), then except as otherwise set forth in a written agreement between the Awardee and the Company or an Affiliate thereof, all of the Awardee’s then-unforfeited Restricted Stock Units shall thereupon be cancelled and forfeited as of the date of such termination of employment without consideration therefor and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.

5.    Payment of Restricted Stock Units.
Payment in respect of any Restricted Stock Units that vest in accordance with Section 3 or 4 above shall be made to the Awardee in shares of Common Stock as soon as administratively practicable following the applicable date on which such Restricted Stock Units vest, but in no event later than thirty (30) days after such date, either by delivering one or more certificates for such shares of Common Stock or by entering such shares of Common Stock in book entry form, as determined by the Committee in its sole discretion.
6.    Restriction on Transferability.
Except as otherwise provided in the Plan and subject to Section 4, neither the Restricted Stock Units nor any interest or right therein shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by the Awardee unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 3 or 4 (as applicable), the shares of Common Stock underlying the Restricted Stock Units have been issued, and all restrictions upon such shares have lapsed. In addition, notwithstanding anything herein or in the Plan to the contrary, the Awardee shall not, without the consent of the Committee (which may be withheld in its sole discretion), sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) the Restricted Stock Units or any shares of Common Stock underlying the Restricted Stock Units prior to the earlier to occur of (a) the third (3rd) anniversary of the date on which the Restricted Stock Units become vested under Section 3 or 4 and (b) the occurrence of a Change of Control (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to (i) any Transfer of shares to the Company, (ii) any Transfer of shares in satisfaction of any withholding obligations with respect to the Restricted Stock Units, or (iii) any Transfer following the termination of the Awardee’s employment with the Company and its Affiliates, including without limitation by will or pursuant to the laws of descent and distribution. Any Transfer of the Restricted Stock Units or any shares of Common Stock underlying the Restricted Stock Units which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect.
7.    Voting and Distribution Equivalent Rights.
The Awardee shall not have any rights or privileges of a stockholder of Common Stock (including, without limitation, dividend and voting rights) with respect to the Restricted Stock Units unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued by the Company and are held by Awardee. Notwithstanding the foregoing, the Restricted Stock Units are granted in tandem with Distribution Equivalent Rights that, during the period from the Effective Date until the earlier of the date of payment, forfeiture or other termination of the Restricted Stock Units to which such Distribution Equivalent Rights relate, shall entitle the Awardee to receive an amount equal to the dividends declared on the Common Stock as if the Awardee were an actual stockholder with respect to the number of shares of Common Stock underlying the Restricted Stock Units; provided, however, that any payments made with respect to such Distribution Equivalent Rights shall not be paid to the Awardee on a current basis, but shall instead accumulate and be paid to the Awardee in a lump sum on the date (if any), and only to the extent, that the Restricted Stock Units to which such Distribution Equivalent Rights relate vest and the shares of Common Stock underlying such vested Restricted Stock Units are issued to the Awardee. The

Distribution Equivalent Rights and any amounts that may become distributable in respect thereof shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).
8.    Regulation by the Committee.
This Agreement and the Restricted Stock Units shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee, including, without limitation, any question relating to the vesting conditions set forth in Section 3.
9.    Withholding.

The Company and its Affiliates shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Stock Units to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.
10.    Amendment.
The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Stock Units shall be effective without the prior written consent of the Awardee.
11.    Plan Terms.
The terms of the Plan are hereby incorporated herein by reference.
12.    Effective Date of Award.
The award of Restricted Stock Units under this Agreement shall be effective as of the Effective Date.
13.    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Awardee any right to continue to serve as an employee of the Company or any of its Affiliates.
14.    Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that the Restricted Stock Units may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect ), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the

Restricted Stock Units from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Restricted Stock Units, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 14 shall not create any obligation on the part of the Company or any Affiliate thereof to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A of the Code, any right to a series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments.
15.    Awardee Acknowledgment.
By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AWARDEE:                        KENNEDY-WILSON HOLDINGS, INC.

________________________________ [___________]	By: Name: _______________________________ Title: ________________________________

EXHIBIT A
Vesting Criteria for the
Kennedy Wilson Second Amended and Restated 2009 Equity Participation Plan
for Restricted Stock Unit Awards to Employees

I.	All calculations will be reviewed and approved by the Compensation Committee of the Board and their decisions will be final and conclusive and set forth in the minutes of their meetings.

II.
Vesting of award – Except as provided in the Restricted Stock Unit Award Agreement with respect to a Change of Control, one-third (1/3rd) of the Restricted Stock Units will be eligible to vest in annual installments over three (3) years, subject to an employment requirement and the Company’s Return on Equity for the applicable Performance Year, as described in Section III below and in the Restricted Stock Unit Award Agreement. Distribution Equivalent Right payments with respect to the Restricted Stock Units will be held by the Company and paid as and when (and only to the extent that) such Restricted Stock Units vest and the underlying shares of Common Stock are issued as set forth in the Restricted Stock Unit Award Agreement.

III.	The Vesting Percentage for any Performance Year will be determined as follows:

	Return on Equity	Vesting Percentage
	Less than 7.5%	0%
Threshold Level	7.5%	33.3%
Target Level	10%	66.7%
Maximum Level	12.5% or greater	100%

In the event that Return on Equity falls between the Threshold Level and the Target Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Threshold Level and Target Level Vesting Percentages specified above; and in the event that Return on Equity falls between the Target Level and the Maximum Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Target Level and Maximum Level Vesting Percentages specified above.